Exhibit 99.1

Contact:
Michael L. McMullan	David G. Wallace
President and CEO	EVP and CFO
(239) 254-2143	(239) 254-2132

For Immediate Release

Bancshares of Florida Raises Equity Through Private Placement Offering

Naples, Fla. – April 11, 2005— Bancshares of Florida, Inc. (Nasdaq: BOFL), a $421 million-asset multi-bank holding company based in Naples, Florida, today announced that it sold 700,000 shares of its common stock at $15.00 a share to accredited investors who participated in its recent private placement offering through Allen & Company LLC. The approximate $9.9 million in net proceeds will enable the company to maintain its strong capital position and fund expected growth in 2005.

“We were very pleased with the demand for our stock and the confidence that our new and existing shareholders have in Bancshares of Florida and its future,” said Michael L. McMullan, Bancshares of Florida’s President and CEO. “Loan growth has continued to be very robust in our South Florida marketplace. The additional capital will enable us to expand our balance sheet to meet that demand, remain well-capitalized, and continue our rapid growth, which saw assets increase 89% last year and 54% in 2003. The issuance supports the strong momentum of our company and our goal of achieving overall profitability in the last half of this year.”

The shares of the company’s common stock issued in conjunction with the private offering were issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and are “restricted securities.” Such shares may not be offered or sold in the United States absent registration with the Securities and Exchange Commission under the Securities Act or an applicable exception therefrom. The company has agreed to file a registration statement covering the resale of the company’s common stock. This press release shall not constitute an offer to sell or the solicitation of an offer to buy such common stock.

Bancshares of Florida, Inc. is a $421-million-asset multi-bank holding company located in Naples, Florida. It is the parent company for Bank of Florida, Southwest, and Bank of Florida Trust Company, both based in Naples, Florida; Bank of Florida, based in Fort Lauderdale, Florida; and Bank of Florida, Tampa Bay, based in Tampa, Florida. In addition, a banking facility was recently opened in Boca Raton, Florida. Investor information may be found on the company’s web site, http://www.bankofflorida.com, by clicking on the “Investor Relations” tab.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bancshares of Florida, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, Bancshares of Florida, Inc.’s financial performance and could cause actual results for fiscal 2005 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bancshares of Florida, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.